Exhibit 5.1

March 6, 2017

AutoNation, Inc.

200 SW 1st Ave

Fort Lauderdale, Florida 33301

Ladies and Gentlemen:

I am Senior Vice President, Deputy General Counsel and Assistant Secretary of AutoNation, Inc., a Delaware corporation (the “Company”), and have acted in such capacity in connection with the registration of 5,500,000 shares (the “Shares”) of the Company’s common stock, par value $.01 per share (the “Common Stock”), issuable pursuant to the AutoNation, Inc. 2017 Employee Equity and Incentive Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinion set forth herein, I have examined and relied on originals or copies of the following: (i) the registration statement on Form S-8 of the Company relating to the Plan as filed with the Securities and Exchange Commission (the “Commission”) on March 7, 2017 (such registration statement being hereinafter referred to as the “Registration Statement”); (ii) a specimen certificate evidencing the Common Stock; (iii) the Third Amended and Restated Certificate of Incorporation of the Company; (iv) the Amended and Restated By-laws of the Company, as amended to date and currently in effect; (v) the Plan; and (vi) certain resolutions of the Board of Directors of the Company relating to the Plan. I also have examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates, and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinion set forth below.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified, or photostatic copies, and the authenticity of the originals of such copies. In making my examination of executed documents, I have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein that I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

I am admitted to practice law in the State of Florida, and I express no opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that when the Shares have been issued in accordance with the terms and conditions of the Plan, the issuance and sale of such Shares will have been duly authorized and such Shares will be validly issued, fully paid and non-assessable.

I assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if I become aware of any fact that might change the opinions expressed herein after the date hereof.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ C. Coleman Edmunds

C. Coleman Edmunds

Senior Vice President, Deputy General

Counsel, and Assistant Secretary of

AutoNation, Inc.